N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2017

Fund	Name of Person	Ownership % of Series
Columbia Variable Portfolio—Strategic Income Fund	Riversource Life Account for Inside Distribution (Life)	27.14%

As of January 1st 2017

Fund	Name of Person	Ownership % of Series
Columbia Variable Portfolio—Small Cap Value Fund	ING USA Annuity and Life Insurance	25.41%
Columbia Variable Portfolio—U.S. Flexible Conservative Growth Fund	Columbia Management Investment Advisor LLC	57.10%